                                                                    Exhibit 99.1


                                                     INVESTOR CONTACT:
                                                     Bill Robertson
                                                     Director, Corporate Finance
                                                     (949) 936-8340
                                                     www.hineshort.com


    HINES HORTICULTURE, INC. REPORTS 2005 FOURTH QUARTER AND YEAR END RESULTS

Irvine, California - March 7, 2006 - Hines Horticulture, Inc. (NASDAQ: HORT), the leading operator of commercial nurseries in North America, today reported net sales for the fourth quarter of 2005 of $37.7 million, down $4.3 million, or 10.2%, from $41.9 million for the fourth quarter a year ago. Net sales for the twelve-month period ended December 31, 2005 of $327.9 million declined $7.3 million, or 2.2%, from net sales of $335.2 million for the comparable period in 2004.

"Entering the second half of 2005 our sales were trending at 2004 levels," stated Rob Ferguson, chief executive officer. "However, as a result of hurricanes Katrina, Rita and Wilma we believe that our combined third and fourth quarter net sales declined by as much as $7 to $9 million. Hurricane Wilma alone resulted in a fourth quarter net sales decline of $5 to $6 million. Despite these hurricanes, we saw a modest improvement in net sales in our other non-hurricane impacted markets during 2005."

"Looking forward to 2006, we anticipate a modest increase in net sales as a result of a slightly higher average selling price per unit. Based on our internal projections, we currently expect that our 2006 EBITDA will be flat compared to 2005 as we sell thru high cost inventory produced during fiscal 2005 and 2004 -- years severely impacted by higher commodity and labor costs. Despite expecting unchanged EBITDA in 2006, we do anticipate an improvement in cash generated from operations as we implement significant productivity initiatives. These improvement actions should benefit our EBITDA results beginning in 2007 and carrying into future periods."

FOURTH QUARTER RESULTS
----------------------
Gross profit for the fourth quarter of 2005 was $11.5 million, or 30.6% of net sales, compared to $18.0 million, or 42.9% of net sales, for the comparable period in 2004. The decline in gross profit was due to lower overall sales volume and increased scrap as a result of hurricane Wilma.

Fourth quarter operating loss of $10.4 million increased $7.3 million from an operating loss of $3.1 million during the fourth quarter a year ago. The additional operating loss resulted from a decline in gross profit for the period of $6.5 million and an increase in distribution expenses primarily due to continuing increases in fuel costs and common carrier charges. In addition, we also incurred $0.9 million of consulting fees as we continue to implement new productivity initiatives aimed at offsetting rising commodity costs. The increase in the operating loss was offset by a decrease in selling expenses as a result of the strategic reorganization that we implemented during the second quarter of 2005.

Other expenses for the fourth quarter were $6.9 million compared to $6.4 million for the comparable period in 2004. The increase was mainly due to deferred financing expenses written off in connection with the early termination of our term loan, as well as the decrease in interest rate swap agreement income, which expired in February 2005. This was offset by a decrease in interest expense due to lower debt.

Net loss for the fourth quarter of 2005 increased to $10.4 million, or $0.47 per diluted share, compared to a net loss of $5.6 million, or $0.26 per diluted share, for the comparable period a year ago. "EBITDA" means income before interest expense, provision for income taxes and depreciation and amortization. "Adjusted EBITDA" is EBITDA plus severance charges. Adjusted EBITDA for the fourth quarter of 2005 was a loss of $7.1 million compared to a loss of $0.4 million for the same period last year. A reconciliation of net loss to EBITDA and Adjusted EBITDA for the fourth quarters of 2005 and 2004 is included in this earnings release.

TWELVE-MONTH PERIOD ENDED DECEMBER 31, 2005
-------------------------------------------
Gross profit for the twelve months ended December 31, 2005 was $153.3 million, or 46.8% of net sales, compared to $164.5 million, or 49.1% of net sales, for the comparable period in 2004. The decline in gross profit margin was mainly due to lower overall sales volume, increased scrap as a result of the hurricanes in the third and fourth quarters and higher raw material and commodity prices, driven primarily by the increase in the cost of petroleum.

Operating income for the twelve months ended December 31, 2005 was $20.7 million, down $17.8 million, or 46.2%, from $38.5 million for the comparable period a year ago. The decline in operating income resulted from a decline in gross profit primarily due to the hurricanes in the third and fourth quarters and an increase in distribution expenses due to rising fuel costs and common carrier charges. In addition, other operating expenses included consulting fees relating to productivity improvements and severance costs incurred during our strategic reorganization.

Other expenses for the twelve months ended December 31, 2005 were $24.8 million compared to $24.5 million in the comparable period in 2004. The increase was mainly due to the reduction of interest rate swap agreement income and deferred financing fees written off in connection with the early termination of our term loan. This was offset by a reduction in interest expense due to lower overall debt.

Net loss for the twelve months ended December 31, 2005 decreased to a net loss of $2.6 million, or a loss of $0.12 per diluted share, compared to net income of $8.2 million, or income of $0.37 per diluted share, for the comparable period a year ago. Adjusted EBITDA for the twelve-month period ended December 31, 2005 was $32.7 million compared to $49.1 million for the same period last year. A reconciliation of net (loss) income to EBITDA and Adjusted EBITDA for the twelve-month period ended December 31, 2005 and 2004 is included in this earnings release.

SALE OF 168 ACRES IN VACAVILLE, CALIFORNIA
------------------------------------------
On March 1, 2006, Hines Nurseries, Inc. (the "Company"), a subsidiary of Hines Horticulture, Inc., received notice that Triad Communities L.P., the optionee, of the previously disclosed Option Agreement of April 2003 to purchase our 168-acre property in Vacaville, California has exercised its option. Total proceeds from the Option Agreement and sale of the land is approximately $16.9 million, which includes approximately $2.6 million in option payments already received. The balance of $14.3 million is due thirty calendar days after the exercise. Under the terms of the Option Agreement, we are able to transition off of the land in three phases from 2006-2008. We are continuing to develop replacement acreage and infrastructure at our 842-acre Winters South facility in Northern California.

COMPLETION OF THE SALE OF 122 ACRES IN MIAMI, FLORIDA
-----------------------------------------------------
As previously disclosed, on November 7, 2005, the Company successfully completed the sale of 122 acres of unimproved property in Miami (the "Property Sale") and received net proceeds from the sale of approximately $47.0 million. In accordance with the First Amendment to Credit Facility dated June 30, 2005, the proceeds from the Property Sale were used to payoff the entire outstanding balance of the Company's term loan, which was approximately $30.5 million. The remaining funds of approximately $16.5 million were used to pay down our revolving credit facility. The Company has also entered into a two-year lease agreement with the buyer to lease the property while transitioning operations to other locations. Because of our continuing involvement with the land, we have deferred the gain on the sale until the lease term is completed.

SECOND AMENDMENT TO CREDIT AGREEMENT
------------------------------------
At December 31, 2005, the Company was not in compliance with some of its debt covenants under its senior credit facility primarily due to lower sales caused by hurricanes Katrina, Rita and Wilma. On February 3, 2006, the Company obtained the Second Amendment to Credit Agreement from the financial institutions party to its senior credit facility to adjust the minimum fixed charge coverage ratio and eliminate the maximum leverage ratio covenants of the senior credit facility.

QUARTERLY EARNINGS CONFERENCE CALL
----------------------------------
The Company's quarterly earnings conference call will be held at 4:45 p.m. EST on Tuesday, March 7, 2006. This call can be accessed live at Hines Horticulture's web site at www.hineshort.com, where it will also be available for replay for one year. The webcast is also being distributed over CCBN's Investor Distribution Network, where individual investors can listen to the call at www.fulldisclosure.com, and institutional investors can access the call via CCBN's password-protected event management site at www.streetevents.com.

ABOUT HINES
-----------
Hines Horticulture is the leading operator of commercial nurseries in North America, producing one of the broadest assortments of container-grown plants in the industry. The Company sells nursery products primarily to the retail segment, which includes premium independent garden centers, as well as leading home centers and mass merchandisers, such as The Home Depot, Lowe's and Wal-Mart.

Certain statements and information contained in this press release constitute forward-looking statements within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Certain forward-looking statements include, but are not limited to, statements about the Company's plans, objectives, prospects, developments, expectations, and intentions, statements about future sales and EBITDA and other statements contained in the press release that are not historical facts. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.

Additional detailed information concerning a number of the important factors that could cause actual results to differ materially from the forward-looking information contained in this release are publicly available in the Company's filings with the Securities and Exchange Commission. These factors include, but are not limited to, general economic trends and seasonality, general agricultural risks beyond our control including risks associated with disease and pests and with sudden oak death, adverse weather conditions, increases in the prices for water, petroleum and raw materials, our substantial leverage and ability to service our debt, restrictive covenants under our debt facilities, our ability to successfully raise prices in 2006 over 2005 levels, competitive practices in the industry in which we compete, fluctuations in our operating costs, revenues and cash flows from operations, our dependence on a limited number of key customers, increases in transportation and fuel costs and other factors set forth in such filings. Additional factors also include the implementation costs and challenges associated with The Home Depot's new "pay-by-scan" inventory management program where our customer does not take ownership of the inventory at its stores until the product is scanned at the register when sold to the retailer buyer.

The Company's annual report on Form 10-K and other SEC filings, as well as news releases and other supplementary financial data are available by accessing the Company's website at www.hineshort.com.


                                - Tables Follow -

                                                      HINES HORTICULTURE, INC.
                  CONDENSED RESULTS OF OPERATIONS FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2005 AND 2004
                                     (UNAUDITED, IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


                                                       Three Months Ended                           Twelve Months Ended
                                            ------------------------------------------   ------------------------------------------
                                            December 31,   December 31,                  December 31,   December 31,
                                                2005           2004        % Change          2005           2004        % Change
                                            ------------   ------------   ------------   ------------   ------------   ------------
Sales, net                                  $     37,659   $     41,949          -10.2%  $    327,913   $    335,168           -2.2%
Costs of goods sold                               26,132         23,958            9.1%       174,580        170,694            2.3%
                                            ------------   ------------   ------------   ------------   ------------   ------------

Gross profit                                      11,527         17,991          -35.9%       153,333        164,474           -6.8%
% OF SALES                                          30.6%          42.9%                         46.8%          49.1%

Selling and distribution expenses                 15,537         16,098           -3.5%       108,922        103,011            5.7%
General and administrative expenses                5,245          4,940            6.2%        22,075         22,321           -1.1%
Other operating expenses                           1,188             53         2141.5%         1,602            596          168.8%
                                            ------------   ------------   ------------   ------------   ------------   ------------
Total operating expenses                          21,970         21,091            4.2%       132,599        125,928            5.3%
                                            ------------   ------------   ------------   ------------   ------------   ------------

Operating (loss) income                          (10,443)        (3,100)         236.9%        20,734         38,546          -46.2%
% OF SALES                                         -27.7%          -7.4%                          6.3%          11.5%

Other expenses (income)
    Interest expense                               5,351          6,965          -23.2%        22,819         27,151          -16.0%
    Interest rate swap agreement income                -         (1,022)        -100.0%          (895)        (4,425)         -79.8%
    Amortization of deferred financing
      expenses                                     1,535            445          244.9%         2,891          1,784           62.1%
                                            ------------   ------------   ------------   ------------   ------------   ------------
                                                   6,886          6,388            7.8%        24,815         24,510            1.2%
                                            ------------   ------------   ------------   ------------   ------------   ------------

(Loss) income before income tax (benefit)
  provision                                      (17,329)        (9,488)          82.6%        (4,081)        14,036         -129.1%
Income tax (benefit) provision                    (6,955)        (3,845)          80.9%        (1,523)         5,800         -126.3%
                                            ------------   ------------   ------------   ------------   ------------   ------------
Net (loss) income                           $    (10,374)  $     (5,643)          83.8%  $     (2,558)  $      8,236         -131.1%
                                            ============   ============   ============   ============   ============   ============

Basic and diluted earnings per share:
Net (loss) income per common share          $      (0.47)  $      (0.26)          80.8%  $      (0.12)  $       0.37         -132.4%
                                            ============   ============   ============   ============   ============   ============

Weighted average shares outstanding -
  Basic                                       22,072,549     22,072,549                    22,072,549     22,072,549
                                            ============   ============                  ============   ============
Weighted average shares outstanding -
 Diluted                                      22,072,549     22,072,549                    22,072,549     22,121,182
                                            ============   ============                  ============   ============

EBITDA                                      $     (7,032)  $       (446)        1476.7%  $     32,169   $     49,105          -34.5%
                                            ============   ============   ============   ============   ============   ============
Adjusted EBITDA                             $     (7,109)  $       (446)        1493.9%  $     32,702   $     49,105          -33.4%
                                            ============   ============   ============   ============   ============   ============


                                                                 -7-

                                  HINES HORTICULTURE, INC.
                            CONDENSED CONSOLIDATED BALANCE SHEETS
                                 DECEMBER 31, 2005 AND 2004
                                  (UNAUDITED, IN THOUSANDS)

                                                                          December 31,
ASSETS                                                 Footnotes       2005         2004
                                                       ---------    ----------   ----------
Current assets:
    Cash                                                  (1)       $       62   $      600
    Accounts receivable, net                                            16,444       19,969
    Inventories                                                        184,631      181,133
    Prepaid expenses and other current assets                            2,666        3,072
    Assets held for sale                                                   484            -
                                                                    ----------   ----------

                               Total current assets                    204,287      204,774
                                                                    ----------   ----------

Fixed assets, net                                                      122,234      131,536
Deferred financing expenses, net                                         6,207        8,883
Deferred income taxes                                                   11,481        9,210
Goodwill                                                                43,926       43,926
                                                                    ----------   ----------

                                       Total assets                 $  388,135   $  398,329
                                                                    ==========   ==========

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
    Accounts payable                                      (1)       $   12,624   $   12,558
    Accrued liabilities                                                 11,474        9,820
    Accrued payroll and benefits                                         4,453        5,900
    Accrued interest                                                     4,711        5,194
    Interest rate swap agreement, current portion                            -          895
    Long-term debt, current portion                                          -        5,719
    Borrowings on revolving credit facility                             10,080       23,609
    Deferred income taxes                                               66,127       66,445
                                                                    ----------   ----------

                          Total current liabilities                    109,469      130,140
                                                                    ----------   ----------

Long-term debt                                                         175,000      203,571
Deferred gain on land sale                                              39,880            -
Other liabilities                                                        5,378        3,652

Shareholders' equity                                                    58,408       60,966
                                                                    ----------   ----------

         Total liabilities and shareholders' equity                 $  388,135   $  398,329
                                                                    ==========   ==========

SEE ACCOMPANYING FOOTNOTES.


                                             -8-

                                            HINES HORTICULTURE, INC.
                                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 TWELVE MONTHS ENDED DECEMBER 31, 2005 AND 2004
                                           (UNAUDITED, IN THOUSANDS)

                                                                                             December 31,
                                                                        Footnotes         2005          2004
                                                                        ---------      ----------    ----------
CASH FLOWS FROM OPERATING ACTIVITIES
    Net (loss) income                                                                  $   (2,558)   $    8,236
    Adjustments to reconcile net (loss) income to net cash
            provided by operating activities:
         Depreciation and accretion of asset retirement obligations                        11,486        10,681
         Amortization of deferred financing expenses                                        1,756         1,784
         Interest rate swap agreement income                                                 (895)       (4,425)
         Fixed asset impairment                                                               423             -
         Loss on early debt retirement                                                      1,135             -
         Deferred income taxes                                                             (1,523)        5,800
         (Gain) loss on disposition of fixed assets                                          (334)           87

    Change in working capital accounts:
         Accounts receivable                                                                3,525         3,754
         Inventories                                                                       (4,154)       (8,318)
         Prepaid expenses and other current assets                                            115            85
         Accounts payable and accrued liabilities                          (1)             (1,906)        1,328
                                                                                       ----------    ----------
                     Net cash provided by operating activities                              7,070        19,012
                                                                                       ----------    ----------

CASH FLOWS FROM INVESTING ACTIVITIES
    Purchase of fixed assets                                                              (10,258)       (5,869)
    Proceeds from sale of land                                                             47,854             -
    Proceeds from sale of fixed assets                                                        831             -
    Proceeds from land sale option                                                          2,000           275
    Contingent consideration for acquistions                                                    -          (947)
                                                                                       ----------    ----------
           Net cash provided by (used in) investing activities                             40,427        (6,541)
                                                                                       ----------    ----------

CASH FLOWS FROM FINANCING ACTIVITIES
    Net repayments on revolving line of credit                                            (13,529)       (6,709)
    Repayments of long-term debt                                                          (34,291)       (5,786)
    Deferred financing expenses incurred                                                     (215)          (79)
                                                                                       ----------    ----------
                         Net cash used in financing activities                            (48,035)      (12,574)
                                                                                       ----------    ----------

NET CHANGE IN CASH                                                                           (538)         (103)

CASH, beginning of year                                                    (1)                600           703
                                                                                       ----------    ----------

CASH, end of year                                                                      $       62    $      600
                                                                                       ==========    ==========

SEE ACCOMPANYING FOOTNOTES.


                                                      -9-

                            HINES HORTICULTURE, INC.
                   RECONCILIATION OF NON-GAAP DISCLOSURE ITEMS
            THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2005 AND 2004
                            (UNAUDITED, IN THOUSANDS)

"EBITDA" means income before interest expense, provision for income taxes and depreciation and amortization. "Adjusted EBITDA" is EBITDA plus severance charges. EBITDA and Adjusted EBITDA have been included because we believe that it is a useful tool for us and our investors to measure our ability to meet debt service, capital expenditure and working capital requirements. EBITDA and Adjusted EBITDA are not measures of financial performance under generally accepted accounting principles, which we refer to as GAAP. These measures are not calculated in the same manner by all companies and accordingly are not necessarily comparable to similarly titled measures for performance relative to other companies. We have presented EBITDA and Adjusted EBITDA solely as supplemental disclosure because we believe they allow for a more complete analysis of our results of operations and we believe that EBITDA and Adjusted EBITDA are useful to investors because EBITDA and Adjusted EBITDA are commonly used to analyze companies on the basis of operating performance, leverage and liquidity. EBITDA and Adjusted EBITDA are also used in covenants in credit facilities and high yield debt indentures to measure the borrower's ability to incur debt and for other purposes, and may be the preferred measure for these purposes. EBITDA and Adjusted EBITDA are not intended to represent, and should not be considered more meaningful than, or as an alternative to, measures of operating performance determined in accordance with GAAP. Our reconciliation of EBITDA to net income and cash flow from operating activities is as follows:

                                               Footnotes          Three Months Ended              Twelve Months Ended
                                               ---------     ----------------------------    ----------------------------
                                                             December 31,    December 31,    December 31,    December 31,
                                                                 2005            2004            2005            2004
                                                             ------------    ------------    ------------    ------------
Net (loss) income                                            $    (10,374)   $     (5,643)   $     (2,558)   $      8,236
Income tax (benefit) provision                                     (6,955)         (3,845)         (1,523)          5,800
Amortization of deferred financing expenses                         1,535             445           2,891           1,784
Interest rate swap agreement income                                     -          (1,022)           (895)         (4,425)
Interest expense                                                    5,351           6,965          22,819          27,151
Depreciation                                                        3,411           2,654          11,435          10,559
                                                             ------------    ------------    ------------    ------------
EBITDA                                                             (7,032)           (446)         32,169          49,105
                                                             ------------    ------------    ------------    ------------

Severance charges                                                     (77)              -             533               -

                                                             ------------    ------------    ------------    ------------
Adjusted EBITDA                                              $     (7,109)   $       (446)   $     32,702    $     49,105
                                                             ============    ============    ============    ============

                                                                  Three Months Ended              Twelve Months Ended
                                                             ----------------------------    ----------------------------
                                                             December 31,    December 31,    December 31,    December 31,
                                                                 2005            2004            2005            2004
                                                             ------------    ------------    ------------    ------------
Cash flow from operating activities               (1)        $    (20,082)   $    (13,713)   $      7,070    $     19,012
Interest expense                                                    5,351           6,965          22,819          27,151
Accretion of asset retirement obligation                                -             (30)            (51)           (122)
Gain (loss) on sale of assets                                          41             (16)            334             (87)
Fixed asset impairment                                               (423)              -            (423)              -
Changes in working capital accounts               (1)               8,081           6,348           2,420           3,151
                                                             ------------    ------------    ------------    ------------
EBITDA                                                             (7,032)           (446)         32,169          49,105
                                                             ------------    ------------    ------------    ------------

Severance charges                                                     (77)              -             533               -
                                                             ------------    ------------    ------------    ------------
Adjusted EBITDA                                              $     (7,109)   $       (446)   $     32,702    $     49,105
                                                             ============    ============    ============    ============

SEE ACCOMPANYING FOOTNOTES.


                                                           -10-

                            HINES HORTICULTURE, INC.
                  (FOOTNOTES TO PRECEDING FINANCIAL STATEMENTS)
                            (UNAUDITED, IN THOUSANDS)


GENERAL:
--------

(1) Certain reclassifications have been made in prior periods' financial statements to conform to fiscal 2005 classifications.




                                      -11-